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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts", to the incorporation by reference of our report dated March 6, 1996 with respect to the consolidated financial statements of Brown Group, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended February 3, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission, and to the use of our report dated March 6, 1996 in the Registration Statement and related Prospectus of Brown Group, Inc. for the registration of $100,000,000 of debt securities.


/s/ Ernst & Young LLP


St. Louis, Missouri
October 28, 1996